Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2005, relating to the consolidated financial statements and financial statement schedules of Torchmark Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dallas, TX

May 31, 2005